Exhibit 7.2

[Letterhead of Anchin, Block & Anchin LLP]

                                                                                                April 22, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madam:

We have read Item 4.01 of the Current Report on Form 8-K dated (date of earliest event reported) April 12, 2005 (the “Report”) as filed by Apogee Technology, Inc. (the “Company”) and have the following comments:

With respect to paragraph (a) of Item 4.01 (“Paragraph (a)”):

FIRST PARAGRAPH

We agree with the statements made in this paragraph.

SECOND PARAGRAPH

We have no basis upon which to agree or disagree with the statements made in the first sentence in this paragraph.

We agree with the second sentence of this paragraph although we do not concur in the Company’s characterization of members of Yohalem Gillman & Co. LLP (“Yohalem”) joining us as of January 1, 2005 as our acquisition of Yohalem.

THIRD PARAGRAPH

We agree with the second sentence of this paragraph except that we are unable to comment on the intent of the audit committee other than to note that the audit committee expressed to us its intent to address these matters with management and the Company’s new auditors.

FOURTH PARAGRAPH

We agree with the statements made in this paragraph.

FIFTH PARAGRAPH

We agree with the statements made in this paragraph.

SIXTH PARAGRAPH

We agree with the statements made in this paragraph.

SEVENTH PARAGRAPH

We agree with the statements made in this paragraph.

With respect to paragraph (b) of Item 4.01 (“Paragraph (b)”):

We are unable to agree or disagree with the statements or calculations made in the first and second sentences of Paragraph (b) as we did not complete our audit of the Company’s financial statements for the year ended December 31, 2004 nor complete our analysis of the Company’s revenue recognition for the years ended December 31, 2003 and December 31, 2004 or for the quarters ended December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 (or any other period), the status of the Company’s accounts receivable, the valuation of its inventories or any other financial statement line item.

We agree with the statement made in the last sentence of this Paragraph (b).

We have not reviewed and do not comment upon any other item in the Report, including the Company’s Press Release dated April 15, 2005 filed as Exhibit 99.1 to the Report.

Very truly yours,

/s/ Anchin, Block & Anchin LLP

Anchin, Block & Anchin LLP